EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on May 14, 2008 (the “Effective Date”) by and between Zulu Energy Corp., a Colorado corporation, with an office located at 122 N. Main Street, Sheridan, Wyoming 82801 (“Company”) and Satyendra Deshpande, an individual with an address of 3358 Daley Center Drive, #1406, San Diego, CA 92123 (“Deshpande”).

WHEREAS, the Company desires to retain the services of Deshpande and Deshpande is willing to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment; Term. Deshpande is hereby employed and engaged to provide the Company with accounting and financial services with such titles as the Company shall specify from time to time, and Deshpande does hereby accept and agrees to such engagement and employment. Deshpande’s title at the commencement of the term shall be Chief Financial Officer. The term of this Agreement shall be ongoing unless terminated pursuant to Section 13 hereof; provided, that, the term shall not extend past April 30, 2011 (the “Employment Term”).

2. Duties. Deshpande’s duties and responsibilities shall be related primarily to accounting and financial services as the Company shall specify from time to time. Deshpande shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position. Deshpande shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Chief Executive Officer. Deshpande shall be responsible and report to the Company’s Chief Executive Officer, or another officer(s) designated by the Company’s Board of Directors. Deshpande shall devote his reasonable time, attention, energy, and skill to the business and affairs of the Company and as shall be necessary to satisfy the duties of a full time accounting officer of the Company.. Deshpande shall be permitted to engage in other business activities that do not directly compete with the Company only as permitted below.

Nothing in this Agreement shall preclude Deshpande from devoting reasonable periods required for:

(a)	serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b)
serving as a panelist in his area of expertise (in areas other than in connection with the business of the Company), on government or academic panels where it does not conflict with the interests of the Company; and

(c)	managing his personal investments, including investing in a non-competing business;

provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as reasonably determined in good faith by the Company’s Chief Executive Officer.

3. Best Efforts of Deshpande. During his employment hereunder, Deshpande shall, subject to the direction and supervision of the Company’s Chief Executive Officer or another officer(s) designated by the Company’s Board of Directors, use his best commercially reasonable efforts, business judgment, skill, and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder. Nothing herein shall be construed as preventing Deshpande from investing his assets in any business, so long as his investments do not conflict with the restrictions noted in Section 2.

4. Compensation of Deshpande.

(a)
Base Compensation. As compensation for the services provided by Deshpande under this Agreement, the Company shall pay Deshpande an annual salary of One Hundred Fifty Thousand Dollars ($150,000). The compensation of Deshpande under this Section shall be paid in accordance with the Company’s usual payroll procedures.

(b)
Stock Options. Upon execution of this Agreement by both the Company and Deshpande, the Company shall grant Deshpande options to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to $1.00 per share. The options will vest as follows: 500,000 shares on the date of grant; and 500,000 shares on January 1, 2009; provided, however, that no options may be exercised until the Company’s stockholders approve an increase in the Company’s authorized shares of common stock to at least 150,000,000 shares.

In the event of a conflict between the above grant and either the shareholder approved stock option plan or corresponding board resolution, the covenants of the approved plan and board resolution take precedence.

(c)
Bonus. In addition to the base compensation in Section 4(a), Deshpande shall be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company and Deshpande.

5. Benefits. Deshpande shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company, including, but not limited to, health, dental and vision insurance plans, and 401(k) plans available to the Company’s senior management executives and their dependents. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

6. Vacation, Sick Leave and Holidays. Deshpande shall be entitled to four (4) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies. Two (2) weeks of unused, accrued vacation can be carried into the next year. Remaining unused, accrued vacation time will be paid during the first quarter of the following year. In addition, Deshpande shall be entitled to such sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.

7. Business Expenses. The Company shall promptly reimburse Deshpande for all reasonable out-of-pocket business expenses incurred in performing Deshpande’s duties and responsibilities hereunder in accordance with the Company’s policies, provided Deshpande promptly furnishes to the Company adequate records of each such business expense. Such expenses shall be reimbursed in accordance with the Company’s regular reimbursement practices.

8. Location of Deshpande’s Activities. Deshpande’s principal place of business in the performance of his duties and obligations under this Agreement shall be San Diego, California. The company will bear the travel expense between San Diego, CA and any other location and provide Deshpande with accommodations and meal reimbursement at such other location.

9. Confidential Information/Inventions.

(a)
Confidential Information. Deshpande shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Company which affects or relates to the Company’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business, as necessary to joint venture partners or as required by applicable law for a period of one year. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the oil and gas industry, such item is important, material, and confidential and affects the successful conduct of the Company’s business and goodwill, and that any breach of the terms of this Section 9 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Deshpande other than through his employment by the Company; (ii) information in the public domain at the time of the disclosure of such information by Deshpande; (iii) information that Deshpande can document was independently developed by Deshpande; (iv) information that is disclosed by Deshpande with the prior written consent of the Company and (v) information that is disclosed by Deshpande as required by law, governmental regulation or court order.

(b)
Documents. Deshpande further agrees that all documents and materials furnished to Deshpande by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company. Deshpande shall deliver all such documents and materials, not copied, to the Company upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Deshpande by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Deshpande expressly authorizes the Company to withhold any payments due and owing pending return of such documents and materials.

(c)
Inventions. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Deshpande, alone or with others, during the Term of this Agreement, during working hours, that are within the scope of the business of the Company or that relate to or result from any of Deshpande’s work or projects or the services provided by Deshpande to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Deshpande agrees to assist the Company, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company. This clause excludes all intellectual property work initiated prior to the execution of this agreement.

(d)
Disclosure. During the Term, Deshpande will promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of Deshpande (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Company or to any of its suppliers or customers.

10. Non-Compete. Except as expressly permitted herein, during the Term of this Agreement, Deshpande shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or proposed to be engaged in) by the Company in North America; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by the Company in Africa; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Company, any Confidential Information of the Company. The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Deshpande, for the period of the lesser of (6) six months or the duration of termination pay as described in paragraph 13 below, following the date this Agreement is terminated. In addition, during the one-year period following such expiration or earlier termination, except as required by law, neither Deshpande nor the Company shall make any negative statement of any kind concerning the Company or its affiliates, or their directors, officers or agents or Deshpande.

11. Injunctive Relief. Deshpande acknowledges and agrees that the covenants and obligations of Deshpande set forth in Sections 9 and 10 with respect to non-competition, non-solicitation, confidentiality and the Company’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Deshpande agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Deshpande from committing any violation of the covenants and obligations referred to in this Section 11. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

12. Survival. Deshpande agrees that the provisions of Sections 9, 10 and 11 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of the Company, the filing of a petition in bankruptcy by the Company or upon an assignment for the benefit of creditors of the assets of the Company, Sections 9, 10 and 11 shall be of no further force or effect.

13. Termination. Deshpande’s employment with the Company will be “at will”, meaning that either Desphande or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, after thirty (30) days written notice is given. Notwithstanding any other provisions hereof to the contrary, Deshpande’s employment hereunder shall terminate under the following circumstances:

(a)	Voluntary Termination by Deshpande. Deshpande shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

(b)
Voluntary Termination by the Company. The Company shall have the right to voluntarily terminate this Agreement and Deshpande’s employment hereunder at any time. If the Company initiates an “at will” termination of Desphande’s employment as described above the Company agrees to pay Deshpande a lump-sum separation fee at the time of termination equal to six (6) months salary plus benefits.

(c)
Termination for Cause. The Company shall have the right to terminate this Agreement and Deshpande’s employment hereunder at any time for cause. For purposes of this Agreement, the term “cause” for termination by the Company shall be (a) a conviction of or plea of guilty or nolo contendere by Deshpande to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Deshpande to perform his material duties and obligations hereunder; (c) Deshpande’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Deshpande or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Board of Directors. The written notice given hereunder by the Company to Deshpande shall specify in reasonable detail the cause for termination. For purposes of this Agreement, “family” shall mean Deshpande’s spouse and/or children. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until ten (10) days after Deshpande’s receipt of such notice, during which time Deshpande shall have the right to respond to the Company’s notice and cure the breach or other event giving rise to the termination.

(d)
Event of Sale, Merger or Change of Control. In the event of the sale, merger or change of control of the Company during the Employment Term, the Company or its successor(s) agree to immediately vest all unvested stock options and offer you employment under the terms given above, for a period of at least (6) six months after the sale or merger closing date. If this extension is not given by the Company or its successor(s) and accepted by you, then the Company or its successor(s) agree to pay to you a lump-sum separation fee equivalent to (6) six months of salary plus benefits. Employment “at will” provisions described above cannot be applied by the Company from 120 days before the date of the agreement to sell or merge the Company to the closing date. If an “at will” action to terminate your employment is taken by the Company during this time period, or if you are asked to voluntarily end your employment by the Company during this time period, you will be entitled to immediate vesting of all unvested stock and options and a lump-sum payment of the equivalent of your salary and benefits for (6) six months, to be paid on or before the sale or merger closing date.

(e)
Termination Upon Death. If Deshpande dies during the Employment Term, this Agreement shall terminate, except that Deshpande’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

(f)
Termination Upon Disability. If, during the Employment Term, Deshpande suffers and continues to suffer from a “Disability” (as defined below), then the Company may terminate this Agreement by delivering to Deshpande 30 calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by the Company. For the purposes of this Agreement, “Disability” means Deshpande’s inability, with reasonable accommodation, to substantially perform Deshpande’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of 150 calendar days or two hundred and 180 days during any twelve month period. Upon any such termination for Disability, Deshpande shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

(g)	Effect of Termination.

(i)
In the event that this Agreement and Deshpande’s employment is voluntarily terminated by Deshpande pursuant to Section 13(a), or in the event the Company terminates this Agreement for cause pursuant to Section 13(c), all obligations of the Company and all duties, responsibilities and obligations of Deshpande under this Agreement shall cease. Upon such termination, the Company shall (i) pay Deshpande a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; and (ii) any common stock options granted to Deshpande by the Company which have not vested pursuant to Section 4 hereof shall be terminated. Any common stock options granted to Deshpande by the Company pursuant to Section 4 that have vested at time of termination shall be exercisable for the life of the options.

(ii)
In the event that this Agreement and Deshpande’s employment is voluntarily terminated by the Company pursuant to Section 13(b), all obligations of the Company and all duties, responsibilities and obligations of Deshpande under this Agreement shall cease. Upon such termination, the Company shall pay Deshpande a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; (ii) the separation fee; and (iii) any common stock options granted to Deshpande by the Company pursuant to Section 4 hereof shall become immediately vested and Deshpande shall have right of option exercise for the life of the options.

(iii)
In the event this Agreement is terminated upon the death of Deshpande pursuant to Sections 11(e), Deshpande’s estate shall be entitled to all cash compensation pursuant to Sections 4 and benefits pursuant to section 5 for the period of 6 months after his death. Upon termination of this agreement as a result of death any common stock options granted to Deshpande by the Company pursuant to Section 4 hereof shall become immediately vested and Deshpande’s estate shall have right of option exercise for the life of the options. Payment will be made to Deshpande’s estate. In the event of a merger, consolidation, sale, or change of control, the Company’s rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Deshpande and his estate.

(iv)
In the event that this Agreement and Deshpande’s employment is terminated by disability pursuant to Section 11(f), all obligations of the Company and all duties, responsibilities and obligations of Deshpande under this Agreement shall cease. Upon such termination, the Company shall pay Deshpande a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; (ii) the separation fee; and (iii) any common stock options granted to Deshpande by the Company pursuant to Section 4 hereof shall become immediately vested and Deshpande shall have right of option exercise for the life of the options.

All obligations of the Company to pay separation pay in this Agreement are subject to the condition that Employee enter into a standard, full and complete release and separation agreement confirming that he is not entitled to any additional monies and that he will not bring any actions against the Company or its affiliates for any reason.

14. Resignation as Officer. In the event that Deshpande’s employment with the Company is terminated for any reason whatsoever, Deshpande agrees to immediately resign as an Officer and/or Director of the Company and any related entities. For the purposes of this Section 14, the term the “Company” shall be deemed to include subsidiaries, parents, and affiliates of the Company.

15. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any applicable conflicts of law provisions.

16. Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that Deshpande obtain independent legal advice with respect to same before executing this Agreement. Deshpande, in executing this Agreement, represents and warrants to the Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

17. Business Opportunities. During the Employment Term Deshpande agrees to bring to the attention of the Company’s Chief Executive Officer and the Company’s Board of Directors all written business proposals that come to Deshpande’s attention and all business or investment opportunities of whatever nature that are created or devised by Deshpande and that relate to areas in which the Company currently conducts business or reasonably expects to conduct business.

18. Employee’s Representations and Warranties. Deshpande hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Deshpande from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement.

19. Indemnification.

(a)
The Company agrees that if Deshpande is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Deshpande’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Deshpande shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or bylaws or, if greater, by the laws of the State of Colorado, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Deshpande in connection therewith, and such indemnification shall continue as to Deshpande even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Deshpande’s heirs, executors and administrators. The Company shall advance to Deshpande to the extent permitted by law all reasonable costs and expenses incurred by his in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Deshpande to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)
Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Deshpande that indemnification of Deshpande is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counselor stockholders) that Deshpande has not met such applicable standard of conduct, shall create a presumption that Deshpande has not met the applicable standard of conduct.

(c)	The Company agrees to continue and maintain a liability insurance policy covering Deshpande to the extent the Company provides such coverage for its other executives and officers.

(d)
Promptly after receipt by Deshpande of notice of any claim or the commencement of any action or proceeding with respect to which Deshpande is entitled to indemnity hereunder, Deshpande shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Deshpande, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Deshpande shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Deshpande reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Deshpande shall be paid by the Company to the extent permitted by law.

(e)
After the termination of this Agreement and upon the request of Deshpande, the Company agrees to reimburse Deshpande for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Deshpande is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Deshpande’s employment hereunder, or Deshpande’s role in connection therewith, the Company agrees to pay Deshpande a sum, to be mutually agreed upon by Deshpande and the Company, a daily fee and reasonable expenses for each day of his appearance and each day of preparation therefor.

20. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	Deshpande:
Zulu Energy Corp.	3358 Daley Center Drive
122 N. Main Street	#1406
Sheridan, WY 82801	San Diego, CA 92123

21. Entire Agreement; Miscellaneous Provisions. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Deshpande and is not assignable or delegable, in whole or in part, by Deshpande. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned, subject to the provisions of section 13 (d). The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ZULU ENERGY CORP.		SATYENDRA DESHPANDE

By:	/s/ PAUL STROUD	/s/ SATYENDRA DESHPANDE
Name:	PAUL STROUD
Title:	PRESIDENT AND CEO